Exhibit 99.1

         NGP Capital Resources Company Announces New Credit Facilities,
                            New Portfolio Investment


     HOUSTON--(BUSINESS WIRE)--Sept. 6, 2006--NGP Capital Resources Company (NASDAQ:NGPC) (the "Company") today announced that it has established two new syndicated credit facilities totaling $180 million, with SunTrust Bank as the administrative agent. The first facility, the Senior Secured Revolving Credit Facility (the "Investment Facility") has an initial availability of $80 million with the ability to increase availability to $175 million over time. Proceeds from the Investment Facility will be used to supplement the Company's equity capital in making portfolio investments. Interest on the Investment Facility will be charged at either (i) LIBOR plus 125 to 225 basis points, based on the Company's outstanding borrowings, or (ii) the higher of the lender prime rate plus 25 to 75 basis points or the federal funds rate plus 50 basis points.
     The second facility, the Senior Treasury Secured Revolving Credit Facility (the "Treasury Facility") permits the Company to borrow up to $100 million. Proceeds from the Treasury Facility will be used to facilitate the growth of the Company's investment portfolio and provide flexibility in the sizing of its portfolio investments. Interest on the Treasury Facility will be charged at either (i) LIBOR plus 25 basis points, or (ii) the higher of the lender prime rate or the federal funds rate plus 50 basis points.
     The Investment Facility and the Treasury Facility each have a three year term. SunTrust Capital Markets, Inc. acted as lead arranger and book manager for both facilities. Raymond James Bank, FSB acted as documentation agent and Branch Bank & Trust Co. acted as syndication agent for both facilities.
     CFO Steve Gardner stated, "We are quite pleased with the increase in our Investment Facility and the establishment of our Treasury Facility. Working with SunTrust, we were able to bring seven new banks into our credit facilities and believe that we are well positioned to make larger individual investments and to leverage the returns on our investment portfolio for the benefit of our shareholders."

     Update on Investment Activity

     The Company also announced that it has closed on a participation in the syndicate of an $82.0 million Senior Secured Credit Facility with Nighthawk Transport I., LP, a private Texas-based oilfield services company. The Company purchased the notes from a private investment firm which acted as agent for the facility. The Company's portion of the initial availability under the facility is $10.5 million, with approximately $9.4 million funded at closing. The investment in the Nighthawk facility is in two tranches, earns interest at an approximate blended rate of LIBOR plus 690 basis points and is secured by substantially all of the company's fixed assets.
     Additionally, in consideration for participating in the facility, NGPC received warrants in Nighthawk. Proceeds from the facility will be used for acquisitions and to fund strategic capital expenditures targeted to expand Nighthawk's suite of services.
     Following this transaction, the Company has committed and made available for funding an approximate total of $221 million to thirteen portfolio companies, with approximately $183 million currently outstanding.

     About NGP Capital Resources Company

     NGP Capital Resources Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
     This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
     We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
     Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


     CONTACT: NGP Capital Resources Company
              Investment Contact:
              John Homier, 713-752-0062
              jhomier@ngpcrc.com
              or
              Kelly Plato, 713-752-0062
              kplato@ngpcrc.com
              or
              Investor Relations Contact:
              Steve Gardner, 713-752-0062
              investor_relations@ngpcrc.com